EXHIBIT 2.15
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                                                                 EXECUTION COPY

                         REAL ESTATE PURCHASE AGREEMENT

                            DATED SEPTEMBER 27, 1996

                                     AMONG

                             GROGAN'S MERGER CORP.

                                BOBBY L. GROGAN

                                      AND

                                  BETTY GROGAN

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                         REAL ESTATE PURCHASE AGREEMENT

         THIS REAL ESTATE PURCHASE AGREEMENT (this "Agreement") is made and entered into the 27th day of September, 1996, by and between BOBBY L. GROGAN and his wife BETTY GROGAN, Kentucky residents and as joint tenants (together, "Sellers") and GROGAN'S MERGER CORP., a Delaware corporation ("Purchaser").

                                R E C I T A L S:

         A. Concurrently herewith, (i) Purchaser, Atlantic Beverage Company, Inc., a Delaware corporation ("ABEV") and Grogan's Farms, Inc., a Kentucky corporation ("GFI") and Sellers, as the sole shareholders of GFI, have executed that certain Agreement and Plan of Reorganization (the "MERGER AGREEMENT") pursuant to which GFI will be merged with and into Purchaser in a transaction intended to qualify as a "reorganization" within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE") and
(ii) Purchaser, ABEV, Grogan's Sausages, Inc., a Kentucky corporation ("GSI") and Sellers entered into that certain Asset Purchase Agreement (the "APA") pursuant to which GSI will sell certain of its assets to Purchaser. GSI and GFI are hereinafter sometimes referred to together as the "Companies", and the Companies and Sellers are hereinafter sometimes referred to collectively as the "Selling Parties". Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         B. Sellers are the owners of certain real estate legally described on Exhibit A attached hereto and made a part hereof (the "Land"). The Land is improved with a one-story metal frame office, and warehouse and kill-floor facility which contains approximately 25,000 square feet (the "Improvements") owned by Sellers and commonly known as Route 2, Arlington, KY.

         C. Purchaser desires to buy from Sellers the Land and all Improvements, structures, fixtures presently located therein and thereon.

                               A G R E E M E N T S

         1. AGREEMENT TO PURCHASE. Sellers agree to sell, convey and assign to Purchaser, and Purchaser agrees to purchase and accept from Sellers, under the terms and conditions and for the Purchase Price (hereinafter defined) set forth below, the Land, the Improvements, all fixtures and he personal and tangible property owned by Sellers now or hereafter located on the Land, but excluding the personal momentos and the like described on Exhibit B (the "Personal Property"). The Land, Improvements and Personal Property are hereinafter referred to as the "Real Estate".

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         2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Real
Estate shall be an amount equal to ONE MILLION DOLLARS ($1,000,000.00), plus or minus prorations and adjustments in accordance with this Agreement. The Purchase Price shall be payable by Purchaser depositing in the Closing Escrow (hereinafter defined) the sum of ONE MILLION DOLLARS ($1,000,000.00) (plus or minus prorations pursuant to Section 6 below), by certified or cashier's check or by wire transfer to the Title Company (hereinafter defined) or its closing agent.

         3.       CONDITIONS.

                  A. Sellers hereby covenant and agree that they have delivered or shall deliver or make available to Purchaser the following items within ten
(10) days following the date of Sellers' execution of this Agreement:

                           (i) A schedule setting forth the amount of the most recent ascertainable real estate, personal property and any other taxes assessed against the Real Estate, all utility and insurance charges and all other expenses of every kind and nature whatsoever incurred or accrued in connection with the Real Estate or the repair, upkeep, maintenance and operation thereof for the years 1994, 1995 and 1996 to date.

                           (ii Copies of all building permits, certificates of occupancy and other necessary governmental permits, licenses or approvals pertaining to the Real Estate.

                           (iii) All plans, surveys, specifications and architectural drawings relating to the Real Estate to be delivered hereunder.

                           (iv) A current schedule listing all Personal
         Property.

                           (v) Copies of all notices of violations of zoning, building, fire, environmental or health codes, ordinances, rules or regulations, which have not been heretofore corrected.

                  B. Sellers shall grant Purchaser, and its agents, representatives and lenders, the right to enter upon the Land and Improvements, upon reasonable notice, to inspect the Real Estate.

                  C. The consummation of the transactions contemplated hereby is expressly conditioned and contingent on the simultaneous (or substantially simultaneous) consummation of the transactions contemplated by the Merger Agreement and the APA. If for any reason, the Merger is not consummated, then there is and will be no requirement that the Real Estate be acquired by Purchaser.

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                  D. Evidence reasonably satisfactory to Purchaser that all
leases in respect of the Real Estate have been terminated, and that Purchaser is entitled to sole and exclusive possession thereof

         4.       EVIDENCE OF TITLE.

                  A. Sellers shall, at their cost, deliver or cause to be delivered to Purchaser, in form and substance satisfactory to Purchaser, within twenty (20) days following execution hereof by Sellers:

                           (i) A commitment by either Stewart or Commonwealth Title Insurance Company (either, the "Title Company") to issue an ALTA Form B or similar owner's title insurance policy (the "Title Policy") in the amount of the Purchase Price, naming Purchaser or its nominee as the proposed insured, showing Sellers as the record title holders of the Real Estate and the Second Parcel (as defined below), subject only to (i) the Permitted Exceptions as set forth on Exhibit C attached hereto, and (ii) such other items which are satisfactory to Purchaser in its sole discretion or which can be satisfied at Closing (as defined below) from the Closing proceeds. Pursuant to the commitment, the Title Company shall agree to issue affirmative endorsements (a) insuring Purchaser that there are no violations of any restrictive covenants affecting the Real Estate and Second Parcel, (b) insuring Purchaser that there is legal access to the Real Estate and Second Parcel, (c) providing full extended coverage which shall result in the removal of' (or endorsement insuring over) the general exceptions usually contained in Schedule B of an ALTA Form B owner's title insurance policy then issued by the Title Company, and (d) such other endorsements as may be reasonably requested by Purchaser, at Purchaser's cost, including, but not limited to, non-imputation, location, ALTA Zoning Endorsement 3.1 (including parking lots and loading docks, if any), contiguity (of the Real Estate, and a special endorsement that the bills for real estate taxes do not include taxes pertaining to any other real estate.

                           (ii) A current plat of survey of the Real Estate, made by a surveyor registered in Kentucky, certified in favor of the party to be insured and the Title Company, and made in accordance with the American Land Title Association Survey Standards (or other customary state standards) so as to induce the Title Company to remove without subsequent addition any exception as to matters which would be disclosed by an accurate and complete survey or inspection of the Real Estate. Each such survey shall, in addition, accurately locate all improvements, building lines, parking areas, curb cuts, any encroachments of the improvements on the Real Estate over easements, setback lines or onto adjoining properties, or encroachments of the improvements on adjoining properties onto the Real Estate, recorded easements, lines and rights of way, all roadways, include a metes and bounds

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         description, shall state the calculation of the square footage and the acreage thereof shall state whether the Real Estate is located in an area designated by an agency of the United States as being subject to flood hazards or risks, and shall locate all storm sewers, sanitary sewers, water lines and other utility lines located upon the Real Estate and the service lines thereof from their respective main lines.

                           (iii) Copies of all documents relating to title exceptions referred to in such title commitment and copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect the Real Estate and Second Parcel and which are not disclosed by the title commitment.

                  B. If (i) the commitment for an owner's title insurance policy or the other items delivered pursuant to Section 4(a) above or the Title Policy that the Title Company is prepared to deliver at Closing disclose exceptions to title other than (a) the Permitted Exceptions, or (b) items which are satisfactory to Purchaser or which can be satisfied at Closing from the Closing proceeds, or (ii) the survey which Sellers delivers to Purchaser pursuant to
Section 4(a) above discloses any violation of any recorded restriction or any encroachment by any Improvements onto any easement affecting the Real Estate or onto any land adjoining the Real Estate or any encroachment of improvements from any adjoining land onto the Real Estate, then Sellers shall have thirty (30) days from the date of delivery of such title commitment (or seven (7) days from the date on which the Title Company is prepared to deliver its Title Policy to Purchaser, as the case may be) in which to have such unpermitted title exceptions removed or cured to Purchaser's satisfaction, or thirty (30) days from the date of delivery of the survey, in which to have any such defects removed or cured to Purchaser's satisfaction. If such unpermitted title exceptions or other defects are not removed or cured within the permitted time, Purchaser may elect, upon written notice delivered to Sellers within ten (10) days after the expiration of the permitted time, to (x) terminate this Agreement, in which case all obligations of Purchaser hereunder shall be extinguished, (y) extend the permitted time in which such title exceptions or other defects may be removed or cured to Purchaser's satisfaction or (z) take title as it then is and deduct from the Purchase Price such amounts as will discharge or cure any title exceptions or other defects that may be discharged or cured by the payment of a definite or ascertainable amount of money.

                  C. Sellers shall pay all costs incurred in obtaining the survey, and all title insurance charges and transfer costs (including, without limitation, transfer stamps, costs of Closing in escrow and the costs of a title policy) shall be divided according to local custom.

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         5.       CLOSING.

                  A. All deposits and payments required under this Agreement shall be made through an escrow ("Closing Escrow") established with either the Title Company or another party satisfactory to Sellers and Purchaser ("Escrowee"), in the usual form of deed and money escrow in use by the Escrowee, modified to conform to the terms and conditions of this Agreement. If there is any inconsistency between this Agreement and the Closing Escrow instructions, this Agreement shall govern and control. All costs of the Closing Escrow shall be shared equally by Purchaser and Sellers.

                  B. Subject to the fulfillment of all the terms and conditions of this Agreement, the closing ("Closing") shall take place substantially simultaneously with the consummation of the transactions contemplated by the Merger Agreement and the APA, which currently contemplates no earlier than ten
(10) days after all conditions precedent in the Merger Agreement have been satisfied, but no later than sixty (60) days after the date hereof at 9:00 A.M. (the "Closing Date") at the law offices of the Sellers' counsel in Paducah, Kentucky, or otherwise, on such other date or place as the parties hereto may mutually agree.

                  C. Sellers will deliver at Closing the following documents, in form and substance satisfactory to Purchaser:

                           (i) A duly executed and acknowledged warranty deed, in proper recordable form, conveying to Purchaser or its nominee good and marketable title in fee simple to the Land, the Improvements, and any fixtures thereon, subject only to the Permitted Exceptions.

                           (ii) A warranty bill of sale, duly executed and acknowledged by Sellers, conveying to Purchaser title to the Personal Property, free and clear of all Encumbrances of any nature whatsoever.

                           (iii) Original counterparts of all service, operating and maintenance contracts and similar agreements being assigned to Purchaser and an assignment thereof by Sellers to Purchaser.

                           (iv) An affidavit of title in customary form, covering the Land and Improvements and Personal Property.

                           (v) Such other documents or instruments required by the Title Company in order to issue the Title Policy or as reasonably required by Purchaser.

                  D. Purchaser will deliver at Closing, the Purchase Price, plus or minus prorations, and such other documents or instruments required by the Title Company in order to issue the Title Policy or as reasonably required by Sellers.

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                  E. Sellers and Purchaser will jointly deliver the following documents at Closing:

                           (i)      Real Estate Transfer Declarations.

                           (ii)     Agreed proration statements.

                  F. All recording fees, transfer taxes and other closing costs and expenses incurred in connection with the transaction contemplated hereby which are customarily borne by sellers in the Paducah, Kentucky, metropolitan area shall be paid by Sellers and all costs and expenses which are customarily borne by purchasers in the Paducah, Kentucky, metropolitan area shall be borne by Purchaser.

         6. ADJUSTMENTS. Adjustments to the Purchase Price shall be made between Sellers and Purchaser for the following items, prorated on a per diem basis as of the date of Closing:

                  A. Real estate, personal property and other state or city taxes, charges and assessments affecting the Real Estate not yet due and payable, on the basis of the fiscal year for which the same are levied or assessed. If the amount of any such taxes, charges or assessments shall not be fixed before the Closing Date, the adjustment thereof at the Closing shall be upon the basis of one hundred ten percent (110%) of the rate for the preceding fiscal year, applied to the latest assessed valuation and state multiplier. Immediately upon receipt of the actual bill for such tax, charge or assessment, Purchaser and Sellers shall reprorate such tax, charge or assessment, and any amounts due as a result of such reproration shall be promptly paid.

                  B. Charges under existing service contracts, if any assigned to Purchaser by Sellers.

                  C. To the extent not applicable, charges for water, electricity, sewer rental, gas, telephone, and other utilities for the Real Estate will be paid by Sellers on a per diem basis on the basis of the most recent available bills (subject to readjustment on receipt of bills covering the period in which Closing occurs). Sellers shall use its best efforts to procure final meter readings of such utilities as of the date of Closing and to have such bills sent directly to Purchaser. Sellers will deliver to Purchaser copies of any such bills sent to Sellers within five (5) days of Sellers' receipt thereof.

         Notwithstanding the foregoing, Sellers shall pay all of the foregoing costs and expenses for the period during which the Companies occupy the Real Estate.

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         7.       COVENANTS OF SELLERS.

                  A. During reasonable business hours between the date hereof and Closing, Purchaser, its agents, representatives and employees may inspect the Real Estate and its various systems.

                  B.       Between the date hereof and Closing, Sellers:

                           (i) Shall maintain the Real Estate in its present condition and from time to time shall make all necessary repairs, renewals, replacements, additions and improvements necessary to keep the Real Estate in its present condition, ordinary wear and tear excepted.

                           (ii) Shall not, without Purchaser's prior written consent, modify, amend or terminate any of the contracts or agreements providing for the operation of the Real Estate.

                           (iii) Shall not, without Purchaser's prior written consent, enter into any contract or agreement pertaining to the Real Estate which involves expenditures payable after Closing in an aggregate amount in excess of One Thousand Dollars ($1,000.00) in any year which, in the judgment of Purchaser's attorneys, cannot be terminated without penalty after Closing upon not more than thirty (30) days notice, without penalty.

                           (iv) Shall not convey or remove from the Real Estate any of the Personal Property, unless such property is replaced in the same or better condition as prior to its removal, or is replaced with other property substantially similar with respect to quality, function and condition.

                           (v) Upon receipt of notice, shall remedy all violations of laws, ordinances, orders or other requirements of any governmental authority having jurisdiction over all or any part of the Real Estate.

                  C. After the Closing, Sellers shall allow Purchaser to discharge waste water on the real property contiguous to the Real Estate and described on Exhibit D hereto (the "Second Parcel") pursuant to the Agreement attached as Exhibit D1, and will cooperate with Purchaser in Purchaser's efforts to obtain all licenses, permits or similar consents to permit such discharges which Purchaser deems appropriate or necessary, and shall further execute and deliver, in a recordable form, all easements or other land use entitlements necessary to permit such discharge and give third parties notice of such discharge agreement. In addition, Sellers shall, and hereby do, grant to Purchaser a right of first refusal for the Second Parcel, on the terms and conditions set forth in Exhibit D2.

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         8.       REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

                  A. Each Seller represents and warrants to, and covenants and agrees with, Purchaser, now and as of the Closing Date, as follows:

                           (i) Neither has received notice of any federal, state or local environmental or building code violations which have not been heretofore corrected, and neither knows of any such violation.

                           (ii) Neither has received notice from any insurance company of any defects or inadequacies in the Real Estate or any part thereof which would adversely affect the insurability of the Real Estate.

                           (iii) The Real Estate is and has been operated and maintained in strict compliance with all applicable Environmental Laws (as defined below) and there are no Hazardous Materials (as defined below) located in, on, under or around the Real Estate in violation of applicable Environmental Laws.

                           (iv) Neither has received, and neither knows of any previous or current owner or operator of the Real Estate receiving, any summons, citation, directive, information inquiry or request, notice of potential responsibility, notice of violation or deficiency, order, Claim (as defined below), complaint, investigation, judgment, letter, notice of environmental lien or response action in progress, or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency, or other federal, state or local agency or authority, or any other entity or individual, concerning, with regard to: (A) any intentional or unintentional act or omission which has resulted or may result in the Release of a Hazardous Material in violation of applicable Environmental Laws, on or off the Real Estate; (B) the imposition of any lien on the Real Estate; or (C) any alleged violation of or responsibility under any Environmental Laws.

                           (v) Except as set forth on Exhibit E, no permits are held or are required to be held nor are any registrations or notices required to be made with respect to the Real Estate under the Environmental Laws.

                           (vi) Only de minimus amounts of Hazardous Materials are being Managed (as defined below) or have been Managed in, on or about the Real Estate, all in strict compliance with applicable Environmental Laws.

                           (vii) Neither has Released or caused to be Released or allowed their agents to Release, and neither has knowledge of any Release by any third party, of any Hazardous Materials in, on, or about the Real Estate.

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                           (viii) There are no on-site containment, storage,
         treatment, or disposal facilities for Hazardous Materials, including without limitation underground storage tanks, sumps, fill and disposal areas, impoundments, and subsurface structures.

                           (ix) The business currently conducted on the Real Estate, or as presently contemplated to be expanded (which expansion may include doubling the current capacity and production on the Real Estate, and expanding to three shifts) does not, and will not, constitute a "nuisance" of any nature whatsoever, as such term is generally defined under Kentucky laws.

                           (x) EACH SELLER AGREES AND ACKNOWLEDGES THAI IN ADDITION TO ALL OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN, ALL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE SELLING PARTIES IN THE MERGER AGREEMENT AND THE APA ARE HEREBY INCORPORATED HEREIN AND DEEMED REMADE BY EACH SELLER FOR PURPOSES OF, AMONG OTHER THINGS, INDUCING PURCHASER TO ENTER INTO, AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT.

                  B. If either Seller receives notice or knowledge of any matter which would affect the representations, warranties, covenants or agreements made herein, Sellers agrees to immediately notify Purchaser in writing. For purposes hereof, notice or knowledge of one Seller shall be deemed to be notice or knowledge of both Sellers.

                  C. The continued validity in all material respects of the representations and warranties set forth in Section 8A above shall be a condition precedent to Purchaser's obligation to close the transactions contemplated hereby. In the event that, at any time prior to Closing, any of such representations and/or warranties of Sellers are no longer true, Sellers shall immediately notify Purchaser in writing, specifying the factors rendering or likely to render such representations and/or warranties invalid.

                  D. For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Claim" shall mean any demand, cause of action, proceeding, or suit for damages (actual or punitive), injuries to person or property, damages to natural resources, fines, penalties, interest, or losses, or for the costs of site investigations, feasibility studies, information requests, health assessments, contribution, settlement, or actions to correct, remove, remediate, respond to, clean up, prevent, mitigate, monitor, evaluate, assess, or abate the release of a Hazardous Material, or to enforce insurance,

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         contribution, or indemnification agreements being made pursuant to a claimed violation under any Environmental Law.

                           (ii) "Environmental Law" shall mean and include all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C.
         Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 12:51: et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 6"51" et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.
         Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 201l et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C.
         Section 10101 et seq.; and any state law regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or the environment. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal and state laws recited above or purport to regulate Hazardous Materials.

                           (iii) "Hazardous Materials" shall mean any hazardous substance, pollutant, contaminant, or waste regulated under CERCLA; asbestos and asbestos-containing materials; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas useable for fuel; pesticides regulated under FIFRA; PCBs and other substance.; regulated under TSCA; source material, special nuclear material, byproduct materials, and any other radioactive materials or radioactive wastes however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. ss. 1910.1200 et seq.; and industrial process and pollution control standards whether or not hazardous within the meaning of RCRA.

                           (iv) "Manage" means to generate, manufacture, process, treat, store, use, re- use, refine, recycle, reclaim, blend or burn for energy

                                      -10-

         recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.

                           (v) "Release" or "Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

         9. BROKER. Each Seller represents and warrants that Sellers, and not the Companies, shall be solely responsible for payment of and shall pay, when due, any and all brokerage commissions and fees payable to or earned by (a) The March Group, LLC (the "Broker"), or (b) any other party, in connection with this Agreement or the Merger Agreement and arising from any agreement therefor written or oral, to which either Seller is a party, or otherwise arising by, through or under Sellers.

         10.      DESTRUCTION OR DAMAGE.

                  A. Sellers shall bear all risk of loss or damage to the Real Estate until Closing. If, prior to Closing, the Improvements or any portion thereof shall be destroyed or damaged by one or more incidents of vandalism, fire and/or other casualty, whether or not covered by insurance, requiring aggregate expenditures of more than $50,000 (including insurance proceeds) to repair, replace or restore the same to their condition prior to such fire or other casualty (as determined by an insurance adjustor selected by Purchaser and reasonably acceptable to Sellers), Purchaser shall have the right, exercisable upon written notice delivered to Sellers not more than thirty (30) days following such destruction or damage, to terminate this Agreement. If one or more incidents of vandalism, fire or other casualty cause loss or damage to the Improvements (1) in an amount less than $25,000 or (2) in an amount greater than $50,000, determined as aforesaid, and if Purchaser does not elect to terminate this Agreement as aforesaid, then Purchaser may, at its option, either (a) defer Closing until the Improvements are repaired, replaced or restored to substantially the condition existing immediately prior to such loss or damage, in which case Sellers shall forthwith undertake and diligently complete such repair, replacement and/or restoration, or (b) close the transaction contemplated hereby on the date scheduled for Closing, in which case there shall be, at Purchaser's and Sellers' option: (i) deducted from the Purchase Price an amount necessary to restore the Real Estate to its condition before such casualty, or (ii) Sellers shall assign or pay to Purchaser at Closing all insurance proceeds (and other related choses in action, if any) collected or claimed with respect to said loss or damage and pay to Purchaser at Closing the amount of any applicable deductible from such insurance.

                  B. Sellers shall maintain in full force and effect until Closing fire and extended coverage insurance insuring the Improvements for their full

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replacement cost. The limits of such coverage shall be no less than the full Purchase Price.

         11. CONDEMNATION. In the event that between the date hereof and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of all or any portion of the Land or the Improvements, Purchaser may elect within ten (10) days after receipt of notice from Sellers to:

                  A. Terminate this Agreement, in which event all rights and obligations of the parties hereunder shall cease and the Earnest Money shall be returned to Purchaser; or

                  B. Consummate this transaction, in which event Sellers shall assign to Purchaser all of Sellers' right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

         12. INDEMNIFICATION. EACH OF THE TERMS AND CONDITIONS CONTAINED IN
SECTION 13 OF THE MERGER AGREEMENT IS HEREBY INCORPORATED HEREIN AS THOUGH FULLY SET FORTH HEREIN, AND ALL OF THE INDEMNIFICATION DUTIES AND OBLIGATIONS OF THE SELLING PARTIES THEREIN ARE HEREBY DEEMED TO BE THE JOINT AND SEVERAL DUTIES AND OBLIGATIONS OF EACH SELLER HEREIN. FURTHERMORE, SELLERS AGREE AND ACKNOWLEDGE THAT THE INDEMNIFICATION PROCESS AND PROCEDURES SET FORTH IN SECTIONS 13C-F, INCLUSIVE (INCLUDING RIGHTS OF SET-OFF), SHALL BE THE INDEMNIFICATION PROCESS AND PROCEDURES WHICH GOVERN SELLERS' JOINT AND SEVERAL INDEMNIFICATION OBLIGATIONS HEREIN.

         EACH SELLER AGREES AND ACKNOWLEDGES THAT ANY MATTER GIVING RISE TO INDEMNIFICATION HEREUNDER SHALL GIVE RISE TO INDEMNIFICATION UNDER THE MERGER AGREEMENT, IT BEING THE PARTIES' INTENT TO "CROSS-DEFAULT" BREACHES AND DEFAULTS HEREUNDER WITH THE MERGER AGREEMENT.

         NONE OF THE FOREGOING REMEDIES SHALL BE MUTUALLY EXCLUSIVE.

                  13. SURVIVAL OF REPRESENTATIONS. WARRANTIES. AGREEMENTS AND COVENANTS.

                  A. All representations, warranties, agreements and covenants made by any party hereto in this Agreement shall survive the Closing of the transactions hereunder.

                  B. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made, or the fact that such representations, warranties, agreements and covenants were made to such party's knowledge.

         14. EXCHANGE. It is Sellers' intention to exchange the Real Estate for real. property of like-kind ("Exchange Property") under such terms and conditions that qualify' for non-recognition of gain pursuant to Section 1031 of the Code. Accordingly, Purchaser's obligations for payment of the cash balance due to Sellers for the Real Estate under this Agreement shall, at Sellers' election, be fulfilled as provided herein and in the Trust Agreement (hereinafter defined), if a non-simultaneous exchange is elected. If a non-simultaneous exchange is elected, Sellers shall designate the Exchange Property within the time period as presently provided by law which shall be on or before 45 days after the date the Real Estate is transferred to Purchaser (the "Closing Date"). Notwithstanding any other provision of this Agreement to the contrary, the following conditions contained herein are agreed and understood by Sellers and Purchaser:

                  A. After notification to Purchaser of Sellers' election to effect a like-kind exchange and, if a non-simultaneous exchange is elected, on or prior to the Closing Date, Sellers and Purchaser shall execute a Like-kind Exchange Trust Agreement ("Trust Agreement") with a trustee designated by Sellers (the "Trustee"), on its standard form in order to facilitate the accomplishment of a non-simultaneous, like- kind exchange ("Non-Simultaneous Exchange") under Section 1031 of the Code. Thereafter, the Non- Simultaneous Exchange shall be conducted pursuant to the terms and conditions of the Trust Agreement.

                  B. Purchaser agrees to cooperate with Sellers to effectuate the Exchange contemplated hereunder and to execute and deliver any and all documents which reasonably may be required to effectuate the Exchange as a qualified transaction pursuant to Section 1031 of the Code; provided that Purchaser incurs no additional cost or liability or is required to take title to the Exchange Property ii' connection with the Exchange. Sellers shall indemnify' and hold Purchaser harmless from any and all claims, costs, expenses, liabilities or losses arisen by reason of this Section and by reason of the cooperation of Purchaser with Sellers in connection with the entry into and the performance under the Trust Agreement.

                  C. The Exchange Property or Properties which shall be acquired by the Trustee shall be transferred to Sellers in exchange for the Property as provided for in the Trust Agreement.

                  D. With respect to the acquisition of Exchange Property by Trustee, the following requirements shall be observed:

                           (i) The contract for purchase of the Exchange Property shall be executed by the Trustee or shall be assigned to the Trustee;

                           (ii) Purchaser shall not be required to incur any cost or spend or advance any sums of money in excess of that which Purchaser otherwise would have been required to incur or expend in connection with the purchase of the Real Estate had Sellers not elected the Non-Simultaneous Exchange; any such excess sums of money shall be the responsibility of and provided by Sellers, and shall be paid by Sellers in accordance with the provisions of the Trust Agreement.

         Without limitation, the indemnity provision hereof, shall survive the Closing Date and the termination of the Trust Agreement and shall be binding upon the successors and assigns of Sellers.

         15.      MISCELLANEOUS.

                  A. Manner of Closing. At the Closing, all transactions shall be conducted substantially concurrently and no transaction shall be deemed to be completed until all are completed.

                  B. Access to Records. Purchaser shall afford to Sellers and their agents, the opportunity, upon reasonable advance notice, to examine and make copies of the books and records of the Companies having an effect on all periods prior to the Closing Date, in connection with tax and financial reporting matters and other bona fide business purposes, and Purchaser shall use reasonable efforts to retain such books and records for a period of four (4) years from the date of such books and records.

                  C. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective executors, successors and assigns. Furthermore, should either Seller already have, or in the future create, a trust for his/her benefit or the benefit of any family member, then such Seller's signature below will constitute and, if necessary, such trust will execute, at no additional cost, such instruments as are necessary to evidence, such trust being jointly and severally liable for Sellers' obligations hereunder. By each Seller's execution hereof he/she hereby acknowledges that any trust to which he/she has transferred, or in the future transfers, assets with the intent, purpose or effect of estate planning purposes or to avoid liability hereunder or of which he/she is the trustee or is a beneficiary, shall be jointly and severally liable for all of his/her obligations hereunder, without the necessity for further action on any party's behalf. Notwithstanding the foregoing, each Seller is prohibited from assigning his/her interests hereunder, by operation of law or otherwise. Each Seller hereby consents to a collateral assignment of Purchaser's rights hereunder to a lender, understanding that such lender shall have the ability to enforce the rights of Purchaser granted herein.

                  D. Entire Agreement Amendments. This Agreement, the Exhibits attached hereto, and the other writings referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter, and supersedes all prior understandings and agreements. This Agreement may be amended only by a written instrument duly executed by the parties. Any reference herein to this Agreement shall be deemed to include the Exhibits attached hereto. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

                  E. Headlines. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  F. Notices. All notices, claims, certificates, requests, demands and other communications ("communications") hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed (by registered or certified mail, postage prepaid) or sent by overnight courier service or facsimile addressed as follows:

                  If to either Seller, in care of
                     Mr. Grogan, at:        Route #2
                                            Arlington, KY 42021

                  With a copy to:           Gary B. Houston, Esq.
                                            WHITLOW ROBERTS HOUSTON & STRAUB
                                            Old National Bank Building
                                            300 Broadway
                                            Paducah, KY 42002-0995
                                            Facsimile: (502)443-4571

                  If to Purchaser:          c/o Sterling Capital, Ltd.
                                            650 Dundee Road, Suite 370
                                            Northbrook, IL 60062
                                            Facsimile: (847)480-0199

                  With a copy to:           Tom D. Wippman, P.C.
                                            650 Dundee Road, Suite 370
                                            Northbrook, Illinois 60062
                                            Facsimile: (847)480-0199
or to such other address as the person to whom a communication is to be given may have furnished to the others in writing in accordance herewith. A communication given by any other means shall be deemed duly given on the earlier of when actually received by the addressee or three (3) days after sending such communication. Notice hereunder to one Seller shall be deemed to be notice to the other Seller and also notice to the Selling Parties under the Merger Agreement.

                  G. Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby, including announcements to employees, will be made only as may be agreed upon jointly by the parties hereto, or as Purchaser considers required or appropriate to comply with applicable law. Any governmental, public or private inquiries or requests for information shall be promptly referred to Purchaser.

                  H. Further Assurances. After the Closing Date, without further consideration, the parties shall execute and deliver such further instruments and documents as either party shall reasonably request to consummate the transactions contemplated hereby.

                  I. Waivers. Any party to this Agreement may, by written notice to the other party hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

                  J. Materiality and Knowledge. The terms "material" or "materially" or "materiality" shall mean either (i) the existence of a fact or condition or facts or conditions which, if a dollar amount is readily ascertainable with respect to such, has a value, either individually or in the aggregate, of more than $10,000.00, or (ii) the determination by a lender, in such lender's sole and absolute discretion, that such fact or condition is, or, if known to such lender would be, material for purposes of its making a loan to Purchaser in order to consummate the transactions hereunder or to avoid any acceleration of such loan, or (iii) any fact or condition which gives rise to any right of termination, cancellation, acceleration or modification of any agreement or understanding to which either of Sellers is a party and such right has been exercised. The term "knowledge" shall mean (i) actual knowledge or notice, (ii) that knowledge which a party should know after having made all reasonable inquiries and (iii) that an individual or individuals making a statement as to its, his or her "knowledge" has made all reasonable inquiries regarding the facts and circumstances relating to such statement. For purposes of this Agreement, the knowledge of any of the Selling Parties under the Merger Agreement shall be deemed to be the knowledge of the Sellers hereunder (i.e., the knowledge of one of the Selling Parties shall be imputed to both Sellers), and vice versa, and the receipt of a notice by any shall be deemed to be receipt by all.

                  K. Counterparts. The Agreement may be executed in one or more counterparts, but all such counterparts shall constitute one and the same instrument.

                  L. Certificate. A Certificate shall mean a certificate signed by the individual stating that (i) such individual who is signing the certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the individual's knowledge, after due inquiry, such certificate does not misstate any material fact and does not omit any fact necessary to make the certificate not misleading.

                  M. Person Defined. The term "Person" shall mean an individual, a partnership, a joint venture, a joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, any other legal entity and a government, governmental body or quasi-governmental body, or any department, agency or political subdivision thereof.

                  N. Applicable Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky applicable to agreements between Kentucky residents entered into and to be performed entirely within Kentucky.

                  O. Consent to Jurisdiction. For those matters or disputes of any nature arising out of, connected with, related or incidental to a party seeking to compel action (other than payment) or cease a prohibited action, the parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Kentucky located in the City of Paducah, Kentucky and to the jurisdiction of the United States District Court for the Western District of Kentucky for the purpose of bringing any action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the exclusive jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person set forth herein or to any subsequent address to which notices shall be sent.

                  P. Agreement to Arbitrate. Except for those matters described in Section 15O above, in the event of any other dispute arising out of, connected with, related or incidental to this Agreement and the documents or instruments delivered in connection herewith, such dispute shall be submitted to arbitration in accordance with the terms of this Section. The party who is alleging that a dispute exists shall send a notice of such dispute to all other parties, which notice shall set forth in detail the dispute, the parties involved and the position of such party with respect thereto. Within ten (10) business days after the delivery of such a notice, counsel for the parties shall deliver a joint request to the Managing Partner of the Cincinnati, Ohio Office of Strauss & Troy, Esq., requesting such person to deliver a list often (10) prospective arbitrators, all of whom such partner believes to be experienced in commercial arbitration, along with a brief resume of each such person. The parties shall do all things necessary to reasonably cooperate in the selection of the ten (10) persons, including holding Strauss & Troy harmless from any and all claims arising out of such selection and arbitration. If such Managing Partner declines, the list often (10) shall be selected by the party asking for arbitration receiving a list from any private dispute resolution firm with offices in Cincinnati. The arbitrator shall be selected as follows: within three (3) days after the list is delivered to each party, each party shall assign rank of preference to each available arbitrator, with number one being the most preferable and ten being the least preferable (i.e., a different rank must be assigned to each available arbitrator) and deliver such rankings confidentially to the person or firm which created the list; in the event of a tie, the person or firm which created the list shall then select the arbitrator from the two potential arbitrators which have tied. The single arbitrator with the lowest total score shall be the arbitrator for the dispute. The arbitrator so selected shall schedule a hearing in Paducah, Kentucky, on the disputed issues within forty-five (45) days after his appointment, and the arbitrator shall render his decision after the hearing, in writing, as expeditiously as is possible, and shall be delivered to the parties. The arbitrator shall render his decision based on written materials supplied by the parties to the arbitration in support of their respective oral presentations at the hearing, and no party shall be entitled to discovery in such matter. Each party shall supply a copy of any written materials to be submitted to the arbitrator at least fifteen (15) days prior to the scheduled hearing. The parties agree that the arbitrator shall not have any power or authority to award punitive damages. A default judgment may be entered against any party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. The successful party shall be entitled to recover all fees, costs and expenses incurred in connection with such arbitration. The parties hereto agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.

THE PARTIES AGREE THAT ANY ARBITRATION SHALL BE GOVERNED BY AND PURSUANT TO THE FEDERAL ARBITRATION ACT, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                  Q. Exceptions to Exclusive Jurisdiction and Mandatory Arbitration. Notwithstanding the provisions of Sections 15O and 15P hereof in the event that there is a third party action which may give rise to rights of indemnification or contribution from one party(ies) to another, the parties hereto irrevocably submit themselves to the jurisdiction of the court in which such third party action is brought, and the party to be indemnified may, but shall not be obligated to, bring a third party action or other appropriate proceeding to enforce such rights of indemnification or contribution. The foregoing is not intended to confer any rights upon any other party other than the parties hereto.

                  R. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, singular and plural as the identity of that person referred to requires.

                  S. Joint and Several Obligations. The duties and obligations of each Seller are joint and several, and Sellers hereby acknowledge the same, and each Seller hereby guarantees performance of all duties and obligations of the other under and pursuant to this Agreement. Furthermore, where there is imposed an obligation or duty upon one Seller, the other Seller shall be jointly and severally liable for ensuring the prompt compliance of such obligation or duty thereof.

                  T. Effect of Disputes. Notwithstanding the fact that there may from time to time be disputes among the parties concerning the terms and conditions hereof the parties agree not to under any circumstances, disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of the other parties hereto, or such parties' management, directors, employees, agents or representatives (including those of Purchaser's affiliates). Each Seller further agrees that he/she will not, at any time after the date hereof and without Purchaser's written consent, contact any' past, present or prospective customer, supplier, employee or agent or representative of either of the Companies or Purchaser with the intent, purpose or effect of injuring the reputation, business or business relationships of Purchaser. The provisions of this Section shall survive the execution and termination hereof, irrespective of the reason for such termination.

                  U. Mutual Drafting. This Agreement is the joint product of Purchaser and Sellers and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and counsel, and shall not be construed for or against any party hereto.

                  V.       Time.  Time is of the essence of this Agreement.

                                  (end of text)

                        ********************************

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GROGAN'S MERGER CORP.



By_____________________________
     Merrick M. Elfman, Chairman



_______________________________
Bobby L. Grogan



_______________________________
Betty R. Grogan

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